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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15
         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
                     or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-28278

                      AUTONOMOUS TECHNOLOGIES CORPORATION
            (Exact name of registrant as specified in its charter)

         2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
           (Title of each class of securities covered by this Form)

                                Not Applicable
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)            [X]
     Rule 12g-4(a)(1)(ii)           [_]
     Rule 12g-4(a)(2)(i)            [_]
     Rule 12g-4(a)(2)(ii)           [_]
     Rule 12h-3(b)(1)(i)            [_]
     Rule 12h-3(b)(1)(ii)           [_]
     quad Rule 12h-3(b)(2)(i)       [_]
     Rule 12h-3(b)(2)(i)            [_]
     Rule 12h-3(b)(2)(ii)           [_]
     Rule 15d-6                     [_]

Approximate number of holders of record as of the certification or notice date:
     As of the notice date, there are no holders of record

Pursuant to the requirements of the Securities Exchange Act of 1934 Autonomous Technologies Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

AUTONOMOUS TECHNOLOGIES CORPORATION


BY:       /s/ Randy W. Frey                  DATE:    April 29, 1999
   --------------------------------               -----------------------
      Randy W. Frey, Chairman, President
      and Chief Executive Officer